UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 22, 2007

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 22, 2007, the Board of Directors of PPL Electric Utilities Corporation ("PPL Electric") elected David G. DeCampli as President of PPL Electric, effective April 1, 2007, replacing William H. Spence who temporarily assumed that role upon John F. Sipics’ retirement in January 2007. Mr. DeCampli joined PPL Electric in December 2006 as Senior Vice President-Transmission and Distribution Engineering and Operations. The Board also elected Mr. DeCampli as a director of PPL Electric and appointed him to its Executive Committee, effective April 1, 2007.

In connection with his promotion to President of PPL Electric, Mr. DeCampli’s annual base salary has been increased from $265,000 to $305,000, and his award targets for purposes of determining his short-term incentive cash award and long-term incentive equity awards will be based on the 2007 targets set by PPL Corporation (“PPL” or the “Company”), for the Presidents of principal operating subsidiaries, as discussed below. Mr. DeCampli’s short-term incentive cash award and his restricted stock unit awards will be prorated for the 2007 periods during which he served in his respective positions.

As a result of his promotion, Mr. DeCampli will become a "named executive officer" (as defined in Item 402(a)(3) of Regulation S-K) of PPL Electric. Information concerning Mr. DeCampli’s compensation arrangements (prior to the changes referenced above) was previously provided in Exhibit 10(ww) of PPL Electric’s Annual Report on Form 10-K for the year ended December 31, 2006, on file with the Securities and Exchange Commission (the "SEC"), which is incorporated herein by reference. The biographical information required for Mr. DeCampli under Items 401(b), (d) and (e) of Regulation S-K is included in the “Executive Officers of the Registrant” section following Item 4 of PPL Electric’s Annual Report on Form 10-K for the year ended December 31, 2006, on file with the SEC, which is incorporated herein by reference. Mr. DeCampli is not party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

As previously reported, effective April 1, 2007, Paul A. Farr, currently Senior Vice President-Financial of PPL will become Executive Vice President and Chief Financial Officer of PPL, replacing John R. Biggar who is retiring from that position. In connection with this promotion, Mr. Farr’s annual base salary has been increased from $409,900 to $450,000, and his award targets for purposes of determining his short-term incentive cash award and long-term incentive equity awards will be based on the 2007 targets set by the Company for the Executive Vice President and Chief Financial Officer, as discussed below. Mr. Farr’s short-term incentive cash award and his restricted stock unit awards will be prorated for the 2007 periods during which he served in his respective positions.

As a result of his promotion, Mr. Farr will become a "named executive officer" (as defined in Item 402(a)(3) of Regulation S-K) of PPL. Information concerning Mr. Farr’s compensation arrangements (prior to the changes referenced above) was previously provided in the Company’s Current Report on Form 8-K, dated January 31, 2007, on file with the SEC, which is incorporated herein by reference. The biographical information required for Mr. Farr under Items 401(b), (d) and (e) of Regulation S-K is included in the “Executive Officers of the Registrant” section following Item 4 of PPL’s Annual Report on Form 10-K for the year ended December 31, 2006, on file with the SEC, which is incorporated herein by reference. Mr. Farr is not party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

On March 22, 2007, the Compensation, Governance and Nominating Committee ("CGNC") of the Board of Directors of the Company established the 2007 annual performance goals and business criteria for incentive awards to its executive officers. The CGNC will measure the achievement of the performance goals and business criteria and make any resulting incentive awards to the executive officers in January 2008.

          Short-term Incentive Cash Awards

For the annual incentive cash awards to be made pursuant to the Company's 2007 Short-term Incentive Plan, the following award targets as a percentage of base salary have been established for the following executive officers: Chief Executive Officer-110%; Chief Operating Officer-85%; Chief Financial Officer-75%; Senior Vice President, General Counsel and Secretary-65%; President of PPL EnergyPlus, LLC-65%; and the Presidents of the other principal operating subsidiaries-50%. The annual incentive cash awards will be made by applying these target percentages to the percentage of goal attainment as determined by the CGNC. The goal categories for 2007 include specific financial and operational measures for the Company and its subsidiaries designed to enhance PPL’s position for success in the competitive market. For the PPL corporate-level officers identified above, the weightings for each of these categories will be allocated 60% to the Company's earnings per share and 40% to the financial and operational performance of PPL’s principal operating subsidiaries. In the case of the President of PPL EnergyPlus, LLC and the Presidents of the other principal operating subsidiaries, the weightings will be allocated 60% to the financial and operating performance of the particular operating subsidiary for which each is President and 40% to PPL’s earnings per share. When the incentive cash awards are considered in January 2008, Mr. Biggar will be eligible for an incentive cash award based on six months of service in 2007 and the award targets disclosed in PPL’s Current Report on Form 8-K dated January 31, 2007, on file with the SEC.

          Long-term Incentive Equity Awards

The 2007 long-term incentive equity awards to be made to executive officers pursuant to the Company's Incentive Compensation Plan will be allocated (i) 65% to two restricted stock unit awards with a three-year restriction period, based on the achievement of criteria to be established as described below and measured by the CGNC, and (ii) 35% to one stock option award that will become exercisable for PPL’s common stock in equal installments over a three-year period from the date of grant. The exercise price of the stock option awards is the closing price of the Company’s common stock on The New York Stock Exchange on the date of grant. One of the grants of restricted stock units will be based on the achievement of sustained financial and operational results, which will be determined by averaging the most recent three years of annual performance measures used for the annual short-term incentive cash awards. The second grant of restricted stock units will be based on the achievement of specific strategic objectives to increase shareowner value through implementation of certain long-term corporate initiatives, including actions to (i) proactively influence federal and state regulatory policies regarding continued transition to competitive markets and responsible environmental regulation; (ii) refine a comprehensive energy supply hedge strategy; and (iii) complete a strategic review of PPL with input from the Board, senior management and outside advisors.

The following long-term incentive equity award targets as a percentage of base salary have been established for the following executive officers:

Long-term Incentive Program	Restricted Stock Units		Stock Options
	(Targets as % of Salary)
Position	Sustained Financial and Operational Results	Strategic Objectives Results	Stock Price Performance
Chief Executive Officer	105.625%	105.625%	113.75%
Chief Operating Officer	81.25%	81.25%	87.5%
Chief Financial Officer	71.5%	71.5%	77%
Senior Vice President, General Counsel and Secretary; and the President of PPL EnergyPlus, LLC	52%	52%	56%
Presidents of the other principal operating subsidiaries	47%	47%	50.75%

When the restricted stock unit awards are considered in January 2008, Mr. Biggar will be eligible for the awards based on six months of service in 2007 and the award targets disclosed in PPL’s Current Report on Form 8-K dated January 31, 2007, on file with the SEC. He will not be eligible for any stock option awards.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

Wallingford Cost-Based Rates

As previously disclosed, in January 2003, PPL Corporation negotiated an agreement with ISO New England that would declare that four of the five units at PPL's Wallingford, Connecticut facility are "reliability must run" (RMR) units and put those units under cost-based rates. This RMR agreement and the cost-based rates are subject to approval by the Federal Energy Regulatory Commission (“FERC”). In May 2003, the FERC denied PPL's request for approval of the RMR agreement and cost-based rates, but in August 2005, the U.S. Court of Appeals for the District of Columbia Circuit reversed the FERC's denial and remanded the case to the FERC for further consideration. In April 2006, the FERC conditionally approved the RMR agreement and the cost-based rates for the four Wallingford units, effective February 1, 2003, subject to refund, hearing and settlement procedures. The FERC ordered a hearing to determine whether the Wallingford units needed the RMR agreement, the proposed cost-based rates under the RMR agreement and the amounts to be recovered for past periods under the RMR agreement. Any rates collected under the RMR agreement prior to the completion of the hearing and/or settlement proceedings are subject to refund pending the outcome of the proceedings. The hearing has been held in abeyance pending the outcome of the settlement proceedings among the interested parties.

In September 2006, PPL and certain of the parties filed a written settlement with the FERC. Under the terms of the unopposed settlement, PPL would receive a total of $44 million in settlement of amounts due under the RMR agreement for the period February 1, 2003 through May 31, 2006. This amount (plus interest) would be paid to PPL in approximately equal monthly installments over a two-year period. In addition, PPL would enter into a revised RMR Agreement effective as of June 1, 2006, under which it would be entitled to receive $2 million per month for its recovery of fixed costs while the agreement remains in effect. PPL has deferred $11 million of payments related to the pending RMR settlement as of December 31, 2006.

On March 23, 2007, the FERC approved the settlement agreement, subject to the condition that the parties file revisions to provide that the FERC will be bound to the “just and reasonable” and not the “public interest” standard of review (under the “Mobile-Sierra” doctrine) in its consideration of changes or modifications to the agreement. PPL is willing to accept the FERC’s condition and has proposed acceptance thereof to the other parties.

PPL and PPL Energy Supply currently expect that the four Wallingford RMR units will begin to participate in ISO New England's locational forward reserve market in June 2007, at which time the revised RMR Agreement would terminate in accordance with the settlement provided certain conditions are met. The ISO New England locational forward reserve market provides revenues to peaking generation units that can quickly come on line from reserve status to meet reliability requirements.

At this time, PPL and PPL Energy Supply cannot predict the ultimate outcome of this matter.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	99.1 -	Press release, dated March 27, 2007, announcing the election of David G. DeCampli.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

PPL ENERGY SUPPLY, LLC

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

PPL ELECTRIC UTILITIES CORPORATION

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

Dated: March 28, 2007